Exhibit 5.1
[WSGR Letterhead]
March 17, 2006
Amkor Technology, Inc.
1900 South Price Road
Chandler, Arizona 85248
Ladies and Gentlemen:
     We are acting as counsel to Amkor Technology, Inc., a Delaware corporation (the “Company”), in connection with the shelf registration by the Company under the Securities Act of 1933, as amended (the “Act”), of (a) $100,000,000 in aggregate principal amount of the Company’s 6.25% Convertible Subordinated Notes due 2013 (the “Notes”) and (b) 13,351,134 shares of Common Stock, par value $0.001 per share (the “Shares”), of the Company initially issuable upon conversion of the Notes, pursuant to the Registration Statement on Form S-3 filed on March 17, 2006 with the Securities and Exchange Commission (the “Registration Statement”).
     We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, that all copies of documents submitted to us conform to the originals, and that the Notes have been duly authenticated by the Trustee for the Notes as provided in the Indenture for the Notes.
     We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.
     Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that:
1.	The Notes have been duly authorized and constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforceability is considered at law or in equity).

2.	The Shares have been duly authorized and, when issued upon such conversion in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable.
     The foregoing opinion is subject to the qualifications that we express no opinion as to rights to collection or liquidated damages or penalties on overdue or defaulted obligations.
     We are members of the bar of the State of New York. We do not purport to be experts in, and do not express any opinion on, any laws other than the law of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States of America.

Amkor Technology, Inc.
March 17, 2006

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Sincerely,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.